EXHIBIT 99.1

NEWS RELEASE

Contacts:	C. Byron Snyder, Chairman and CEO
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Karen Roan / kcroan@drg-e.com

DRG&E

713-529-6600

INTEGRATED ELECTRICAL SERVICES

ANNOUNCES NEW BOARD MEMBER

HOUSTON — SEPTEMBER 14, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced that it has named Donald L. Luke, age 68, to its Board of Directors, effective September 12, 2005. Mr. Luke has been elected as an independent director, whose term will expire in 2006.

Mr. Luke was previously Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry, from 2001 until April of 2005. From 1997 to 2000, he was President and Chief Operating Officer of former NYSE-listed Encompass Services and its predecessor company GroupMAC. Previously, Mr. Luke has held key positions in product development, marketing and executive management, both domestically and internationally, in numerous publicly traded companies.

Mr. Luke currently serves on the Board of Directors of American Fire Protection Group, Inc. and has been nominated to be a director of CL Support Services LLC, which manages the affiliated Olshan Foundation Repair companies. He also has prior experience as a board member of numerous public and private companies in various industries.

Mr. Luke holds a B.S. degree in Business Administration from Drake University, attended the Advanced Management Program at Harvard University Graduate School of Business and was a Captain in the U. S. Air Force.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.